SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: August 6, 1998



                       United International Holdings, Inc.
               (Exact Name of Registrant as Specified in Charter)


   Delaware                          0-21974                      84-1116217
(State or other                   (Commission                  (IRS Employer
jurisdiction of                   File Number)                 Identification #)
incorporation)



             4643 South Ulster Street, Suite 1300, Denver, CO 80237
                     (Address of Principal Executive Office)


                                 (303) 770-4001
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS.
---------------------

     On August 6, 1998, United Pan-Europe Communications N.V. ("UPC"), a wholly-owned subsidiary of United International Holdings, Inc. (the "Registrant"), merged its Dutch cable television and telecommunications assets, consisting of its 50% interest in A2000 Holding N.V. and its wholly-owned subsidiary Cable Network Brabant Holding B.V. with those of a Dutch energy company, N.V. NUON Energie-Orderneming voor Gelderland, Friesland en Flevoland ("NUON"), forming a new company, United Telekabel Holding N.V. ("UTH"). Following the merger, UPC holds 51% of UTH. The agreement provides UPC with a call option after August 6, 1999 to acquire 50% of NUON's 49% ownership interest in UTH for NLG244.0 million (approximately $122.0 million as of August 6, 1998) plus an interest payment of 5.5% over the call price from January 1, 1998 until the exercise date. If the exercise date is more than one year after closing, the interest rate for the second year will go up to 9.0%. If UPC exercises the call option, NUON can exercise the secondary put option, requiring UPC to purchase its remaining interest in UTH for the same price. The agreement provides NUON with a put option after August 6, 1999 to require UPC to purchase 50% of NUON's 49% interest in UTH. The price UPC will have to pay equals NLG166.0 million (approximately $83.0 million as of August 6, 1998) plus an interest payment of 4.5% over the put price from January 1, 1998 until the exercise date. If NUON exercises the put option, UPC can exercise the secondary call option, requiring NUON to sell its remaining interest in UTH to UPC for the same price.

     The Registrant is currently evaluating the level of significance for this transaction and the corresponding financial statement and pro forma requirements, if any. Upon finalization of its analysis, if financial statements and pro forma information are required, the Registrant will file an amendment to this report on Form 8-K including such financial statements and pro forma information.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.


                                      UNITED INTERNATIONAL HOLDINGS, INC.



DATE:  August 21, 1998                By:  /S/ J. Timothy Bryan
                                           -----------------------
                                           J. Timothy Bryan
                                           Chief Financial Officer